EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Sequans Communications S.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, nominal value €0.01 per share per share(1)

	- Reserved for future issuance under the Registrant’s Director Warrants Issuance Agreement, dated June 24, 2022	Rule 457(c) and Rule 457(h)	840,000(3)	$0.6525(4)	$548,100	$92.70	$51

	- Reserved for future issuance under the Registrant’s Partner Warrants 2022-1 Issuance Agreement, dated July 11, 2022	Rule 457(c) and Rule 457(h)	50,000(5)	$0.6150(6)	$30,750	$92.70	$3

	- Reserved for future issuance under the Registrant’s Stock Option Subscription Plan 2022, Restricted Share Award Plan 2022-1, Restricted Share Award Plan 2022-2, Partner Warrants 2022-1 Issuance Agreement and Partner Warrants 2022-2 Issuance Agreement	Rule 457(c) and Rule 457(h)	11,950,000(7)	$1.7550(8)	$20,972,250	$92.70	$1,945

Total Offering Amounts					$21,551,100		$1,999

Total Fee Offsets							$0

Net Fee Due							$1,999

(1)

These shares may be represented by the American Depositary Shares (“ADSs”) of Sequans Communications S.A. (the “Registrant”). Each ADS represents four ordinary shares. ADSs issuable upon deposit of the ordinary shares registered hereby were registered pursuant to separate Registration Statements on Form F-6 (File No. 333-173002 and File No. 333-224589, as amended and supplemented).

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any ordinary shares which become issuable under the Registrant’s Stock Option Subscription Plan, Restricted Share Award Plans, Director Warrants Issuance Agreements or Partner Warrants Issuance Agreements by reason of any share dividend, share split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s outstanding ordinary shares.

(3)	Consists of 840,000 ordinary shares issuable under outstanding warrants issued under the Registrant’s Director Warrants Issuance Agreement, dated June 24, 2022.
(4)

Estimated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee. The price of $0.6525 per share represents the exercise price for each ordinary share subject to outstanding warrants issued under the Registrant’s Director Warrants Issuance Agreement, dated June 24, 2022.

(5)	Consists of 50,000 ordinary shares issuable under outstanding warrants issued under the Registrant’s Partner Warrants 2022-1 Issuance Agreement, dated July 11, 2022.
(6)

Estimated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee. The price of $0.6150 per share represents the exercise price for each ordinary share subject to outstanding warrants issued under the Registrant’s Partner Warrants 2022-1 Issuance Agreement, dated July 11, 2022.

(7)

Consists of 11,950,000 ordinary shares issuable under the Registrant’s Stock Option Subscription Plan 2022, Restricted Share Award Plan 2022-1, Restricted Share Award Plan 2022-2, Partner Warrants 2022-1 Issuance Agreement and Partner Warrants 2022-2 Issuance Agreement.

(8)

Estimated in accordance with Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee on the basis of $1.7550 per share, which represents the average of the high and low prices of the Registrant’s ADSs reported on the New York Stock Exchange for July 29, 2022, divided by four, which is the number of ordinary shares represented by each ADS.